Exhibit 10.1
WATERS INSTRUMENTS, INC.
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective July 1, 1995, by and between WATERS INSTRUMENTS, INC. (the “Company”), a Minnesota corporation, and GERALD W. GRABOWSKI (the “Executive”), an individual;
WITNESSETH:
     WHEREAS, the Company believes that Executive is valuable to the future growth of the Company and its business and, accordingly, the Company and Executive mutually wish the Company to employ Executive upon the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, the Company and Executive agree as follows:
     1. Employment. The Company employs Executive and Executive accepts employment as the President and chief executive officer of the Company (the “Position”) upon the terms and conditions set out in this Agreement. Executive will perform service in the Position with all of the rights, duties, powers and fiduciary obligations implied by the titles associated with the Position. Executive will also have and perform such other powers, responsibilities and duties as are commensurate with the Position and as may be assigned to Executive by the Board of Directors of the Company (the “Board”) from time to time. Executive will diligently and conscientiously devote Executive’s substantially full time to the performance of Executive’s services in the Position.
     The Company will include Executive on the slate of directors that will be submitted by the Company to the shareholders at each annual meeting of the shareholders during the Term (defined below). If elected as a member of the Company’s Board, Executive agrees to serve as a director without additional compensation.
     2. Annual Compensation. For Executive’s services in the Position, Executive will receive an annual base salary (the “Base Salary”) at the rate of One Hundred Forty Thousand Dollars ($140,000) per year during the period commencing on July 1, 1995, and ending upon the termination of the Term. On each July 1 after June 30, 1996, during the Term, Executive’s Base Salary for the succeeding twelve (12) month period will be increased by the average percentage change in the Consumer Price Index-Seasonally Adjusted U.S. City Average For All Items For All Urban Consumers published monthly in the “Monthly Labor Review” of the Bureau of Labor Statistics of the United States Department of Labor (“CPI-U”), or similar report, for the twelve (12) month period ending in the month of May most recently ended, but in no event will the Base Salary be less than the Base Salary payable during the preceding twelve (12) month period. The Base Salary will be payable in bi-weekly or more frequent installments.

     3. Incentive Compensation. Executive will accrue incentive compensation (“Incentive Compensation”) in amounts as determined in accordance with this Section. For each fiscal year of the Company during the Term, Executive will prepare and submit to the Board, in good faith consultation with the Board, a proposed operating plan or budget which will include a projected amount of income before income taxes and extraordinary item(s) that Executive anticipates the Company will generate during such fiscal year (the “Performance Period”).
     In good faith consultation with Executive, the Board will approve an operating plan or budget (the “Approved Budget”) which will include a projected amount of income before income taxes and extraordinary item(s) that the Board anticipates the Company will generate during such Performance Period (the “Planned Operating Income”). In the absence of an express determination referring to this Section of this Agreement, the Planned Operating income will be the amount of income before income taxes and extraordinary item(s) set out in the first budget for a Performance Period that is approved by the Board.
     Contemporaneous with the Board’s adoption of an Approved Budget for a Performance Period, the Board will in good faith consultation with Executive develop and adopt an incentive compensation plan applicable to such Performance Period pursuant to which Executive may earn up to fifty percent (50%) of the Base Salary then in effect for such Performance Period. The Company and Executive anticipate that the incentive compensation plans are intended to reward Executive for the Company achieving or exceeding, to the extent possible, the Planned Operating Income for the applicable Performance Period. The incentive compensation plan for the Company’s fiscal year ending June 30, 1996, is attached to this Agreement.
     Incentive Compensation that accrues, if any, pursuant to this Section will be paid, subject to other provisions of this Agreement, in a lump sum each August 31 during the Term and the first August 31 following the last Performance Period if the Term ends. Interest will not accrue on any accrued but unpaid Incentive Compensation.
     4. Benefits, Incentive Compensation and Vacation. During the Term, Executive will be eligible to participate in and to be covered by, each life insurance plan, 401(k) plan, disability plan, health/medical insurance plan, incentive compensation plan or other plan effective with respect to executives and officers of the Company in accordance with then current policies of the Company and the terms of any such plan. To the extent there are any waiting or qualification periods during which Executive may not receive benefits under any disability plan or health/medical insurance plan, the costs of substantially equivalent health/medical insurance benefits will be borne by the Company.
     The Company and Executive understand that the Company will bear all of the costs of health/medical insurance for Executive and Executive’s immediate family. An appropriate upward adjustment to Executive’s payroll compensation will be made if the Company’s health/medical plans require Executive to pay a portion of the costs of health/medical insurance benefits.
     Executive will be entitled to such other benefits and/or perquisites as the Board may determine from time to time. During the Term, Executive will be entitled to such vacations as the Board and Executive may determine from time to time. Executive will accrue credited absence hours (“CASH”) at the rate of one hundred ninety-two (192) hours per year, commencing August 1, 1993 and thereafter as allowed under the Company’s Associate Absence Policy.
     If no part of the incentive stock option has been exercised, the Executive and Company may separately agree to cancel the Incentive Stock Option Agreement dated August 18, 1993, between Executive and Company under which Executive may purchase fifty thousand (50,000) shares of Common Stock of the Company. Upon such cancellation, the Company agrees to grant to Executive an incentive stock option to purchase fifty thousand (50,000) shares of Common Stock of the Company pursuant to the planned Waters Instruments, Inc. 1995 Stock Option Plan at an option price to be determined under the Plan.
     5. Business Expenses. During the Term, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by Executive in connection with the business of the Company, including business expenses incurred in connection with Executive’s automobile. Payment or reimbursement to Executive will be made upon submission by Executive of vouchers, receipts or other evidence of such expenses in a form reasonably satisfactory to the Company and in compliance with applicable requirements of the taxing authorities. The Company and Executive agree Executive’s home is located in metropolitan Minneapolis and Executive is away from home when he leaves such metropolitan area.
     6. Term; Termination; Compensation Upon Termination.
     (a) The term (the “Term”) of Executive’s employment under this Agreement will begin on July 1, 1995, and will continue until the Term is terminated by the termination of Executive’s employment only as permitted by this Agreement (the “Termination Date”).
     (b) Executive’s employment under this Agreement will terminate:
(1)	Upon Executive’s death;

(2)	Upon Executive’s resignation; or

(3)	Upon notice by the Company to Executive of termination.

     (c) If Executive’s employment under this Agreement terminates pursuant to Section 6(b)(1) upon Executive’s death, then the Company will have no further obligation under this Agreement or under any applicable incentive compensation plan, provided, however, that Executive will be entitled to receive on August 31, in the year immediately following the Performance Period in which Executive’s death occurred, Incentive Compensation under Section 3 determined as follows: the Incentive Compensation that Executive would have earned had Executive’s death not occurred will be determined under Section 3 using the Company’s actual income before income taxes and extraordinary item(s) (the “Actual Operating Income”) for the Performance Period in which such death occurred, the result will be divided by the number of months in the Performance Period and then multiplied by the portion of the Performance Period, expressed in months, prior to Executive’s death.
     (d) If Executive’s employment under this Agreement terminates pursuant to Section 6(b)(2) upon Executive’s resignation, then the Company will have no further obligation under this Agreement or any applicable incentive compensation plan, including no obligation to pay any accrued but unpaid Incentive Compensation under Section 3 at any time.
     (e) If Executive’s employment under this Agreement terminates pursuant to Section 6(b)(3) upon notice by the Company, the Company’s only obligation under this Agreement and any applicable incentive compensation plan will be to pay Executive an amount equal to the Base Salary then in effect for one (1) year in twenty-six (26) equal bi-weekly installments beginning on the next day on which the Company makes its regular payroll payments, and continue to pay for the twelve (12) month period during which such installments are payable, the cost of all existing health/medical and other benefit plans enjoyed by Executive on the effective date of termination (subject to the terms of the plans) or provide substantially the same benefits if the terms of a plan exclude non-employees. Executive will also be entitled to receive on August 31, in the year immediately following the Performance Period in which a termination occurred under this Subsection, Incentive Compensation under Section 3 determined as follows: the Incentive Compensation that Executive would have earned had Executive’s employment not been terminated under this Subsection will be determined under Section 3 using the Actual Operating Income for the Performance Period in which such termination occurred, the result will be divided by the number of months in the Performance Period and then multiplied by the portion of the Performance Period, expressed in months, that Executive was employed by the Company prior to such termination.
     If Executive desires to resign his employment, Executive will give the Company thirty 30) days prior written notice of the date of termination of the Term.
     7. Change in Control. A “Change in Control” will be deemed to have occurred When one person or several persons acting in concert, who on July 1, 1995, did not beneficially own more than five percent (5%) of the Company’s common stock, become the beneficial owners, directly or indirectly through affiliates, of fifty-one percent (51%) or more of the Company’s voting common stock in a transaction or series of transactions.
     A Change in Control will not include a reorganization, recapitalization or similar restructuring of the Company initiated by the Company and approved by the Board of Directors of the Company which involves a change in the Company’s organizational form and not a substantive change in the ownership of the Company as it existed prior to such reorganization, restructuring or recapitalization.
     If Executive’s employment under this Agreement terminates pursuant to Section 6(b)(3), within one (1) year of a Change in Control, then upon such termination in addition to the Company’s obligation under Section 6(e), the Company will pay Executive an additional amount equal to the Base Salary then in effect for one (1) year in twenty-six (26) equal bi-weekly installments beginning on the next day on which the Company makes its regular payroll payments.
     8. Confidentiality. Executive acknowledges that during the term of this Agreement, Executive may acquire knowledge of certain of the Company’s confidential information, including without limitation, information not generally or publicly known and proprietary to the Company about the Company’s operations, processes and products, and other information from whatever source that the Company is obligated to retain in confidence or that is identified by the Company as “confidential” or “trade secrets” (“Confidential Information”). Executive agrees that the Confidential Information is of substantial value in the Companys business and agrees (i) to keep the same confidential, (ii) to not disclose the Confidential Information to any person or entity during or after the term of this Agreement (iii) to not use any Confidential Information in any manner after the end of the Term for whatever reason, and (iv) to return all records of the Confidential Information to the Company upon the end of the Term. Executive’s obligation of non-disclosure pursuant to this Section does not apply to information that is in the public domain through no fault of Executive.
     9. Inventions and Copyrightable Works. Executive acknowledges that during the term of this Agreement, Executive may make discoveries, improvements or conceive of ideas, whether patentable or not, relating directly or indirectly to any of the Company’s present or future operations, processes and products, or relating to work performed pursuant to Executive’s employment with the Company, or involving the use of any time, material or facility of the Company (“Inventions”). Executive further acknowledges that during the Term, Executive may create subject matter that is copyrightable relating to the Company’s business (“ Copyrightable Works”).
     (a) Inventions and Copyrightable Works are the property of the Company if made or conceived by Executive either solely or jointly with others (i) during the Term whether or not during normal working hours and whether on or off the

Company s premises; or (ii) within one year after the end of the Term if the Inventions or Copyrightable Works relate to products or processes worked upon by Executive during the Term.
     (b) Executive agrees to and hereby does assign to the Company all of Executive’s rights to those Inventions and Copyrightable Works (including renewal rights to Copyrightable Works) described in Section 9(a) which the Company may feel are valuable in its present or future operations, including copyrights (original or renewal) patent applications and patents together with all foreign counterparts, divisions, continuations or continuations-in-part applications and any reissues or extensions thereof (pursuant to any international conventions, treaties or otherwise).
     (c) Executive agrees to promptly and fully disclose and describe to the Company those Inventions described in Section 9(a).
     (d) Executive agrees to acknowledge and deliver promptly to the Company all information and documents that may be required to obtain and maintain domestic or foreign Letters Patent and/or copyrights for those Inventions and Copyrightable Works described in Section 9(a).
     (e) Executive agrees not to assert any rights in Inventions or Copyrightable Works through claims of having made or acquired them prior to the date of this Agreement, if the Company supported such Inventions or Copyrightable Works with its funds, either directly or indirectly.
     (f) Executive agrees to return all records of those Inventions and Copyrightable Works described in Section 9(a) to the Company upon the end of the Term.
10. Agreement Not to Compete.
     (a) During the Noncompetition Period (defined below), unless the Company waives its rights under this Section in a writing authorized by the Board, Executive will not, directly or indirectly, either for himself or as an owner, partner, shareholder, director, officer, employee, agent or consultant of another, render services or advice to any person or entity who is “in competition with the Company” anywhere in the United States. During the Noncompetition Period neither Executive or any business with whom Executive may become associated will recruit or solicit for employment any person who is an employee of the Company.
     If the Term ends because of Executive’s resignation, then “Noncompetition Period” will mean the Term plus a period of twelve (12) months after the end of the Term. If the Term ends because of notice by the Company to Executive of termination, then “Noncompetition Period” will mean the Term plus a period of six (6) months after the end of the Term.
     A person or entity will be “in competition with the Company” only if such person or entity sells products or services that actually compete with the products or services of the Company currently being sold to the Company’s then existing customers at the time the Term ends or, as to new products or services known of by Executive during the Term, will be first offered for sale to existing or new customers within six (6) months of the end of the Term.
     Notwithstanding the foregoing, Executive will not be prohibited from being employed by a person or entity “in competition with the Company” if Executive’s duties with such person or entity during the Noncompetition Period are restricted so that they do not involve in any respect products or services that actually compete with the products or services of the Company currently being sold to the Company’s then existing customers at the time the Term ends or, as to new products or services known of by Executive during the Term, will be first offered for sale to existing or new customers within six (6) months of the end of the Term.
     A person or entity will not be “in competition with the Company” if Executive’s only involvement with such person or entity is the purchasing, acquiring or holding of not more than a total of five percent (5%) of the outstanding securities of any publicly held corporation.
     (b) The Company will advise Executive of its decision not to waive the rights created under Section 10(a) within ten (10) days after receipt by the Company of written notice from Executive of his intent to voluntarily terminate his employment or at the time his employment is terminated by the Company or the Term ends for any other reason. To compensate Executive in the event of economic hardship resulting from the restriction on competition contained in Section 10(a) the Company will, subject to the satisfaction of the conditions stated below, make bi-monthly payments to Executive equal to one twenty-sixth (l/26th) of Executive’s Base Salary, beginning with the first month following the end of the Term and continuing until the end of the Noncompetition Period or the restriction on competition is expressly waived in writing by the Company or one of the conditions described below is no longer met. The bi-weekly payments will be reduced by any bi-weekly amounts of compensation (exclusive of Incentive Compensation) paid to Executive as part of compensation on termination under Section 6.
     If the Company waives the rights created under Section 10(a) after written notice from Executive, as contemplated in the preceding paragraph, such waiver will not affect the Company’s obligations to pay Executive compensation on termination under Section 6.

     (c) The foregoing compensation obligation of the Company is expressly conditioned on the occurrence of each of the following:
(1)	Executive must have offered a position of employment that would involve a violation of the restriction against competition stated in the first sentence of Section 10(a) and pay more than any employment available to him that would not involve a violation of such restriction, and Executive must have given the Company written notice and reasonable evidence of those facts, and the Company must have continued to refuse to waive the restriction;

(2)	Executive must have aggressively sought employment consistent with his education, abilities, and experience that would not involve violation of the restriction against competition stated in the first sentence of Section 10(a) and those efforts must have been unsuccessful or must have resulted in his obtaining employment paying him less than his Base Salary;

(3)	Executive must have provided the Company with a written report of his aggressive efforts to find employment and the result of those efforts; and

(4)	Executive must have informed any prospective employer, prior to accepting employment, of the existence of this Agreement and provided such prospective employer with a copy.
11. Accounting, Remedies, etc.
     (a) If Executive is found, in a final judgment or determination of any court of law having jurisdiction, to have violated any of his covenants or agreements under Section 10, the Company will be entitled to an accounting and repayment of all compensation, remuneration or other benefits Executive received pursuant to Section 10(b) in addition to any injunctive relief or other rights, remedies or damages which the Company is or may be entitled to at law, in equity or under this Agreement.
     (b) Executive and the Company agree that if any provision of Section 10 is held in a final judgment or determination of any court of law or administrative agency of competent jurisdiction to be overbroad or otherwise unenforceable in any respect, such provision will be deemed to be amended, and will be binding upon Executive to the maximum extent deemed reasonable and enforceable by such court or administrative agency.

     (c) The Company will be entitled to injunctive relief (temporary restraining order, preliminary injunction and permanent injunction) in the event of any actual or threatened breach of Section 10(a) by Executive and the Company will not be required to show actual damages prior to obtaining such relief.
     (d) If the Company sues Executive to enforce claimed rights under Section 10 and it is finally determined by a non-appealable order that Executive has not breached Section 10(a), the Company agrees to pay the reasonable attorneys fees and other costs and expenses incurred by Executive in defending himself against the Company’s claims with respect to such breach.
     12. Limitation on Actions. Neither the Company or Executive may commence any action to enforce any rights arising under this Agreement more than one (1) year after the transaction or occurrence which gave rise to the cause of action.
     13. Indemnity. If they desire to do so, Executive and the Company will enter into an Officers and Directors Indemnification Agreement acceptable in form and substance to both parties.
     14. Notices. All notices required or permitted under this Agreement must be in writing and will be deemed to have been duly given upon receipt and will be delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid and addressed to the Company at its principal office in Rochester, Minnesota and with respect to Executive to such address as appears on the books and records of the Company. The Company and Executive may change their addresses by a notice in writing which will be effective when actually received by the addressee.
     15. Entire Understanding. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to the terms of Executive’s employment and there are no other agreements, conditions or representations, oral or written, express or implied, with regard to such employment. This Agreement may be amended only in writing executed by both the Company and Executive. A parties rights under this Agreement may be waived only in a writing executed by the waiving party and such waiver will be effective only with respect to the matters identified in such writing.
     16. Binding Effect. Executive may not assign Executive’s rights or obligations under this Agreement. The provisions of this Agreement are binding upon and inure to the benefit of Executive’s heirs, legal representatives or administrators. The obligations of Executive with respect to confidential information (Section 8) and Inventions and Copyrightable Works (Section 9) will survive and continue after termination of the Term.
     17. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in the manner appropriate for each as of the date on the first page of this Agreement.

WATERS INSTRUMENTS, INC.

By	/s/ Stewart Siebean

Its Chairman of the Board of Directors

/s/ Gerald W. Grabowski

GERALD W. GRABOWSKI